Exhibit 10.1

GELESIS HOLDINGS, INC.

GELESIS, INC.

AND THE GUARANTORS PARTY HERETO FROM TIME TO TIME

NOTE AND WARRANT PURCHASE AGREEMENT

february 21, 2023

1.	Definitions		1
2.	Amount and Terms of the Secured Senior Notes		7
	2.1	Issuance of Initial Investor Notes	7
	2.2	Issuance of Additional Investor Notes	7
	2.3	Issuance of Other Investor Notes	8
	2.4	Several Obligations; Maximum Principal Amount	8
	2.5	Maturity	8
	2.6	Interest; Interest Rate; Interest Payment Date	8
	2.7	Payments	9
	2.8	Security	9
	2.9	Priority	9
	2.10	Holder Conversion of Notes	9
	2.11	Company Conversion of Notes	10
	2.12	Delivery of Conversion Shares	10
	2.13	No Fractional Shares; Surrender of Notes	10
	2.14	Effect of Conversion	10
	2.15	Optional Redemption	10
	2.16	Note Register	11
	2.17	Use of Proceeds	11
	2.18	Most Favored Investor	11
3.	Warrants		12
	3.1	Delivery of Warrants	12
	3.2	Adjustments to Initial Investor Warrant Coverage	12
	3.3	No Exercise Prior to Stockholder Approval	12
4.	Closing Mechanics		12
	4.1	Initial Closing	12
	4.2	Second Closing	13
	4.3	Subsequent Closings	13
5.	Representations and Warranties of the Note Parties		13
	5.1	Organization, Good Standing and Qualification	13
	5.2	Authorization	13
	5.3	Collateral Documents	14
	5.4	Compliance with Other Instruments	14
	5.5	Capitalization	14
	5.6	Governmental Consents and Filings	14
	5.7	Margin Stock	15
	5.8	Information	15
	5.9	Investment Company Act	15
6.	Representations and Warranties of the Holders of Notes		15
	6.1	Authorization	15
	6.2	Purchase Entirely for Own Account	15
	6.3	Disclosure of Information	16
	6.4	Investment Experience	16
	6.5	Accredited Investor	16
	6.6	Restricted Securities	16
	6.7	Further Limitations on Disposition	16
	6.8	Legends	16
	6.9	Further Representations by Foreign Investors	17
	6.10	“Bad Actor” Status	17

i

7.	Conditions to Purchaser’s Obligations at Closing		17
	7.1	Conditions to each Purchaser’s Obligations at Closing	17
	7.2	Representations and Warranties	17
	7.3	Performance	17
	7.4	Qualifications	17
	7.5	Security Agreement	17
	7.6	Proceedings and Documents	17
8.	Conditions to the Note Parties’ Obligations at Each Closing		18
	8.1	Conditions of the Company’s Obligations at Closing	18
	8.2	Representations and Warranties	18
	8.3	Performance	18
	8.4	Qualifications	18
	8.5	Security Agreement	18
	8.6	Payment of Purchase Price	18
9.	Defaults and Remedies		18
	9.1	Events of Default	18
	9.2	Remedies	20
10.	Covenants		20
	10.1	Negative Covenants	20
	10.2	Additional Covenants	21
	10.3	Tax Matters	23
11.	Adjustment of Conversion Price		24
	11.1	Deemed Issue of Options or Convertible Securities	24
	11.2	Upon Issuance of Additional Shares of Common Stock	25
	11.3	Determination of Consideration	25
	11.4	Multiple Closing Dates	26
	11.5	Adjustment for Stock Splits and Combinations	27
	11.6	Adjustment for Certain Dividends and Distributions	27
	11.7	Adjustments for Other Dividends and Distributions	27
	11.8	Adjustment for Merger or Reorganization, etc.	28
	11.9	Certificate as to Adjustments	28
12.	Registration Rights		29
	12.1	Shelf Registration	29
	12.2	Additional Registrable Securities	29
	12.3	Underwriting Requirements	29
	12.4	Obligations of the Company	30
	12.5	Furnish Information	31
	12.6	Expenses of Registration	31
	12.7	Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights	31
	12.8	Reporting Obligations	32
	12.9	Indemnification	33
	12.10	“Market Stand-off” Agreement	35
	12.11	Restrictions on Transfer	35

ii

13.	Guaranty		36
	13.1	Guaranty	36
	13.2	Limitation of Guaranty	36
	13.3	Contribution	36
	13.4	Authorization; Other Agreements	37
	13.5	Guaranty Absolute and Unconditional	37
	13.6	Waivers	38
	13.7	Reliance	39
14.	Miscellaneous		39
	14.1	Successors and Assigns	39
	14.2	Governing Law	39
	14.3	Counterparts	39
	14.4	Titles and Subtitles	39
	14.5	Notices	40
	14.6	Finder’s Fee	40
	14.7	Expenses	40
	14.8	Entire Agreement; Amendments and Waivers	41
	14.9	Severability	41
	14.10	Additional Agreements	41
	14.11	Exculpation Among Purchasers of Notes	41
	14.12	Further Assurance	41
	14.13	Waiver of Jury Trial	42

Schedules

Schedule of Investors	Sch-1
Schedule 2.9	Sch 2.9-1
Schedule 5.5(c)	Sch 5.5-1
Schedule 10	Sch 10-1

Exhibits

iii

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (“Agreement”) is made as of February 21, 2023, by and among Gelesis Holdings, Inc. a Delaware corporation (the “Company”), Gelesis, Inc., a Delaware corporation (the “Co-Issuer”), Gelesis 2012, Inc., a Delaware corporation (“Gelesis 2012”), and Gelesis, LLC, a Delaware limited liability company (“Gelesis LLC” and, together with Gelesis 2012 and any other grantors party to the Security Agreement from time to time, the “Guarantors” and together, with the Company and the Co-Issuer, the “Note Parties”), the investor listed on the Schedule of Investors attached (the “Schedule of Investors”) hereto under the heading “Initial Investor” (the “Initial Investor”) who became a party to this Agreement by executing and delivering this Agreement on the date hereof and the individuals and entities who become parties to this Agreement after the date hereof by executing and delivering to the Company a signature page in the form attached hereto as Exhibit A (the “Investor Signature Page”), in accordance with Section 2.3(b) hereof (the “Other Investors”). The Initial Investor and the Other Investors are collectively referred to herein as the “Investors.” The Initial Investor shall be afforded the additional rights set forth herein. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, each Investor party hereto intends to provide certain Consideration to the Company as described for each Investor on the Schedule of Investors;

WHEREAS, the parties wish to provide for the sale and issuance of such Notes and Warrants in return for the provision by the Investors of the Consideration to the Company;

WHEREAS, the parties intend for the Company and the Co-Issuer to issue in return for the Consideration one or more Notes and Warrants to purchase shares of the Company’s Common Stock;

WHEREAS, the Notes shall be fully and unconditionally guaranteed by the Guarantors; and

WHEREAS, contemporaneously with the issuance and sale of the Notes, the parties hereto will execute and deliver a Security Agreement, in the form attached hereto as Exhibit B (the “Security Agreement”) between the Company, the Co-Issuer and Initial Investor, of even date herewith, pursuant to which the Company and its Subsidiaries will grant to the Initial Investor, for itself and on behalf of all Other Investors from time to time as their interests may appear, a security interest in the assets of the Company and the Co-Issuer described in the Security Agreement, including without limitation, the Company’s and the Co-Issuer’s intellectual property, to secure the Company’s and the Co-Issuer’s obligations under the Notes.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            Definitions.

(a)           “Additional Notes Purchase Conditions” shall mean all of the following: (i) the Company and the Initial Investor, in its sole discretion, shall have agreed upon a satisfactory Operating Plan for the Company; (ii) the Company shall have successfully completed and submitted to the FDA a usability study with respect to the reclassification of the Company’s product Plenity from prescription to over-the-counter status by the FDA; (iii) the Company shall have received Stockholder Approval on or prior to July 31, 2023 and (iv) other commercially reasonable customary conditions, such as the bring-down of representations and warranties and the delivery of officers’ certificates with respect to customary matters, that are consistent with the Term Sheet.

(b)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 11.1 below, deemed to be issued) by the Company after the Original Issue Date, other than (1) shares of Common Stock issuable upon conversion of the Notes and exercise of Warrants issued pursuant to this Agreement and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”): (i) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries (including the Excluded Subsidiary) pursuant to a management incentive plan, agreement or arrangement approved by the Board of Directors; (ii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding on the date of this Agreement, in each case provided such issuance is pursuant to the terms of such Option or Convertible Securities provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price or conversion price of such securities; or (iii) shares of Common Stock issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company (to the extent such transactions are permitted hereunder), provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(c)            “Adverse Disclosure” shall mean an public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or related prospectus in order for the applicable Registration Statement or related prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not independently be required to be made at such time but for the Registration Statement being filed, or declared effective or the prospectus included therein being used to effect offer or sales of securities, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

(d)            “Applicable Law” shall mean, with respect to any Person, any federal, national, state, local, municipal, international, multinational or self-regulatory organization, statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

(e)           “Board of Directors” shall mean the board of directors of the Company.

(f)            “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(g)           “Closing” shall mean the Initial Closing, the Second Closing or the Subsequent Closing.

(h)           “Co-Issuer” shall mean Gelesis, Inc, a Delaware corporation.

(i)            “Collateral” shall have the meaning assigned to such term in the Security Agreement.

(j)            “Collateral Documents” shall have the meaning assigned to such term in the Security Agreement.

(k)           “Common Stock” shall mean the Company’s common stock, par value $0.0001 per share.

(l)            “Commission” shall mean the United States Securities and Exchange Commission.

(m)           “Company Conversion Conditions” shall mean (i) the Company’s receipt of Stockholder Approval on or prior to July 31, 2023, (ii) the consummation of a Qualified Financing, (iii) the average of the Last Reported Sale Price for the immediately preceding five Scheduled Trading Days being greater than or equal to 300% of the Conversion Price, (iv) the continued listing of the Common Stock on the New Yok Stock Exchange and (v) the registration statement registering for resale Conversion Shares pursuant to Section 12 below shall have been declared effective by the Securities Exchange Commission.

(n)           “Consideration” shall mean the amount of money paid by each Investor pursuant to this Agreement as shown on the Schedule of Investors.

(o)            “Conversion Price” shall mean with respect to each Note issued hereunder the average of the Last Reported Sale Price for the five Scheduled Trading Days immediately preceding the issuance of such Note, as adjusted from time to time in accordance with Section 11. The initial Conversion Price for the Initial Notes shall be $0.2744.

(p)           “Conversion Shares” shall mean the shares of Common Stock issuable upon conversion the Note pursuant to Section 2.10 or Section 2.11.

(q)           “Conversion Time” shall mean (i) with respect to any Holder Conversion, the close of business on the date of receipt by the Company of a Holder Conversion Notice, or (ii) with respect to Company Conversion, the date of conversion set forth in the Company Conversion Notice.

(r)            “Convertible Securities” shall mean any evidences of indebtedness, shares of capital stock or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(s)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(t)            “Excluded Subsidiary” shall mean Gelesis S.r.l., an Italian societa responsabilita limitata and subsidiary of the Co-Issuer.

(u)           “FDA” shall mean the Food and Drug Administration.

(v)           “FDA Approval” shall mean approval by the FDA of the reclassification of the Company’s product Plenity from prescription to over-the-counter status.

(w)            “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time.

(x)            “Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any central bank, stock exchange, regulatory body, arbitrator, public sector entity and any self-regulatory organization.

(y)           “Holder” shall mean any Person in whose name at the time a particular Note is registered on the Note Register.

(z)            “Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (other than trade payables in the ordinary course of business), including, without limitation, all earnout, deferred payment or similar obligations to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, including intercompany indebtedness (excluding any intercompany indebtedness to which the Excluded Subsidiary is party, as lender, borrower or other party), and (d) capital lease obligations and other obligations secured by a lien on property owned or acquired by a person.

(aa)         “Initial Closing Date” shall mean February 21, 2023.

(bb)         “Last Reported Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

(cc)          “Maturity Date” shall mean July 31, 2023, unless the maturity of the Notes is extended in accordance with Section 2.5, in which case it shall mean March 31, 2024.

(dd)         “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or related prospectus or necessary to make the statements in a Registration Statement or related prospectus (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(ee)          “Note Documents” shall this Agreement, the Notes, the Warrants, the Security Agreement and each other Collateral Document.

(ff)           “Notes” shall mean all Convertible Senior Secured Notes due July 31, 2023, unless the maturity of the Notes is extended in accordance with Section 2.5 below, issued to the Investors pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit C, including the Initial Notes, the Additional Notes and the Other Investor Notes considered as a single series.

(gg)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(hh)         “Original Issue Date” shall mean the date the Initial Note was issued to the Initial Investor.

(ii)           “Other Investor Notes” shall have the meaning set forth in Section 2.3(a).

(jj)            “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(kk)          “Preferred Stock” shall mean any shares of preferred stock of the Company.

(ll)            “Qualified Financing” shall mean the receipt by the Company from the Initial Closing Date prior to July 31, 2023 of aggregate gross proceeds equal to or exceeding $30,000,000 in any financing, or series of related financings, whether debt, equity or other (including, without limitation, the proceeds from the sale of Other Investor Notes).

(mm)        “Registrable Securities” shall mean (i) the Conversion Shares and the Warrant Shares, (ii) any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company issuable to the holders of Notes; and (ii) any other equity security of the Company or any of its Subsidiaries issued or issuable with respect to any securities referenced in clause (i) or (ii) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that as to any particular Registrable Security, such security shall cease to be a “Registrable Security” upon the earliest of:

(A) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable holder; or

(B) (I) such security shall have been otherwise transferred or been sold pursuant to Rule 144 (or any successor rule promulgated thereafter by the Commission) under the Securities Act, (II) a new certificated or uncertificated security not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company, (III) such security shall have ceased to be outstanding, or (IV) such security is eligible to be resold without regard to the volume or public information requirements of Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the Commission.

(nn)         “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

(oo)         “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

(pp)         “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(qq)         “Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

(rr)           “Stockholder Approval” shall have the meaning set forth in Section 10.2(b).

(ss)         “Subsidiary” shall mean corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company or the Co-Issuer, as applicable, and/or any of their respective Subsidiaries; provided that, for purposes of this definition, the Excluded Subsidiary shall not be deemed a “Subsidiary” of the Company or of the Co-Issuer, except where specifically indicated as such in this Agreement.

(tt)           “Term Sheet” shall mean that certain Term Sheet, dated February 10, 2023, between the Initial Investor and the Company, which sets forth certain terms of the Notes.

(uu)         “Trading Day” shall mean a day on which (i) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

(vv)         “Warrants” shall mean one or more warrants issued pursuant to Section 3 below, the form of which is attached hereto as Exhibit D.

(ww)        “Warrant Coverage Amount” shall mean, (i) with respect to the Warrant issued in connection with the sale of the Initial Note, warrants to purchase 23,688,047 shares of Common Stock, provided that if warrant coverage in excess of 1.3x is offered to purchasers of the Other Investor Notes, the Initial Investor shall receive additional Warrants so that the Initial Investor has the same level of warrant coverage on the Initial Notes and the Additional Notes; (ii) with respect to any Warrant issued in connection with the sale of any Additional Note, warrants to acquire a number of shares of Common Stock equal to the principal amount of such Additional Note multiplied by a factor of 1.75, divided by the initial Conversion Price (without giving effect to any adjustment pursuant to Section 11) for such Additional Note, or (iii) with respect to any Warrant issued in connection with the sale of any Other Investor Note, warrants to acquire a number of shares of Common Stock equal to the principal amount of such Other Investor Note multiplied by a factor between zero and 1.75 as shall be determined by the Company and the Other Investor purchasing such Other Investor Notes, as applicable, divided by the initial Conversion Price (without giving effect to any adjustment pursuant to Section 11) for such Other Investor Note.

(xx)           “Warrant Shares” shall mean the shares of Common Stock issuable upon exercise of the Warrants.

2.              Amount and Terms of the Secured Senior Notes.

2.1            Issuance of Initial Investor Notes. In return for Consideration in the amount of $5.0 million paid by the Initial Investor, the Company shall sell and issue to the Initial Investor, and the Initial Investor shall purchase Notes in aggregate principal amount of $5.0 million (the “Initial Notes”) on the Initial Closing Date.

2.2            Issuance of Additional Investor Notes. At the Company’s option at any time after the Additional Notes Purchase Conditions are first satisfied (unless otherwise waived by the Initial Investor), in return for Consideration in the amount of up to $5.0 million paid by the Initial Investor, the Company shall sell and issue to the Initial Investor, and the Initial Investor shall purchase from the Company Additional Notes in an aggregate principal amount of up to $5.0 million, as determined by the Company, at one or more closings scheduled for the third Trading Day following the date when the Company requests that the Initial Investor purchase Additional Notes.

2.3             Issuance of Other Investor Notes.

(a)            At any time prior to March 31, 2024, if any Initial Notes or Additional Notes are outstanding, the Company may, at its option from time to time, sell and issue to one or more Other Investors one or more Notes in a maximum aggregate principal amount of $40,000,000 (the “Other Investor Notes”) in return for Consideration paid by such Other Investors in an amount equal to the aggregate principal amount of Other Investor Notes purchased. Each Other Investor shall deliver a completed and executed Investor Signature Page to the Company with respect to each purchase of Other Investor Notes.

(b)            Upon each sale of Other Investor Notes to an Other Investor, the Initial Investor shall have the right, at its option, to purchase Other Investor Notes (that are incremental to the Notes sold to such Other Investors) in an aggregate principal amount that would ensure that the Initial Investor maintains a 23% pro forma ownership percentage of the total principal amount of the Initial Notes, the Additional Notes and all Other Investor Notes in return for Consideration paid by the Initial Investor in an amount equal to the aggregate principal amount of Other Investor Notes purchased by the Initial Investor pursuant to this Section 2.3(b).

2.4             Several Obligations; Maximum Principal Amount. The obligations of the Initial Investors and any other investor to purchase Notes are several and not joint. The aggregate principal amount for all Notes issued hereunder shall not exceed of the sum of (i) $5,000,000 aggregate principal amount of Initial Notes to be sold pursuant to Section 2.1 on the Initial Closing Date in accordance with Section 4.1 below, (ii) up to $5,000,000 aggregate principal amount of Additional Notes that may be sold to the Initial Investor pursuant to Section 2.2 at one or more Subsequent Closings (as defined below) in accordance with Section 4.2 below, (iii) (A) up to $40,00,000 aggregate principal amount of Other Investor Notes to be offered and sold to Other Investors pursuant to Section 2.3(a) and (B) up to such aggregate principal amount of Other Investor Notes to be offered and sold to the Initial Investor pursuant to Section 2.3(b), at one or more Subsequent Closings (as defined below) in accordance with Section 4.3.

2.5             Maturity. The maturity date of the Notes shall be July 31, 2023, unless the Notes are earlier converted or redeemed; provided that if the Company (i) receives Stockholder Approval prior to July 31, 2023, and (ii) receives gross proceeds from the sale of Other Investor Notes of at least $10 million prior to July 31, 2023, the maturity date of the Notes shall be March 31, 2024.

2.6             Interest; Interest Rate; Interest Payment Date. The Notes shall bear interest on the outstanding principal thereof at a rate equal to twelve percent (12%) per annum (the “Interest Rate”). Interest on each Note shall accrue commencing on, and including, the day on which such Note is issued pursuant to this Agreement. Unless earlier converted into Conversion Shares pursuant to Sections 2.10 or 2.11 hereof or redeemed by the Company pursuant to Section 2.15  hereof, accrued and unpaid interest on, and the unpaid principal of the Notes, shall be due and payable on the Maturity Date.

2.7             Payments. All payments to Holders with respect to the Notes shall be made in lawful money of the United States of America, or to the extent provided for herein, in shares of Common Stock, and delivered to the address or bank account for such purpose specified on each Investor’s Investor Signature Page, or at such other address, bank account, or in such other manner, as an Investor or other registered Holder may from time to time direct the Company in writing. Except as provided under Section 2.15, prepayment of principal, together with accrued interest, may not be made without the applicable Holder’s prior written consent. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.8             Security. The obligations hereunder evidenced by the Notes shall be secured under the Security Agreement. Reference is hereby made to the Security Agreement for a description of the nature and extent of the Collateral and the rights of the holders of the Notes with respect to the Collateral.

2.9             Priority. All Notes, including Additional Notes and Other Investor Notes, shall rank pari passu in right of payment with (x) all other Notes and (y) other senior Indebtedness of the Note Parties, now existing (as set forth on Schedule 2.9) or hereafter incurred. All Notes shall be senior in lien priority to all Indebtedness of the Note Parties now existing (as set forth on Schedule 2.9) or hereafter incurred (other than Additional Notes and Other Investor Notes) to the extent of the value of the Collateral.

2.10             Holder Conversion of Notes.

(a)            Holder Conversion. Subject to the Company’s prior receipt of Stockholder Approval, the outstanding principal amount of each Note shall be convertible at any time, from time to time, at the option of the holder (“Holder Conversion”), into a number of Conversion Shares equal to (x) the outstanding principal amount of such Note plus accrued and unpaid interest divided by (y) the Conversion Price.

(b)            Delivery of Holder Conversion Shares. Each holder may exercise its option to convert all or a portion the outstanding principal amount of its Notes pursuant to the delivery of a Holder optional conversion notice in the form attached to the Form of Note as Exhibit A (the “Holder Conversion Notice”). As promptly as practicable after date of delivery of a Holder Conversion Notice, the Company shall, provided it is DWAC Eligible at such time and Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by the converting Holder on its Investor Signature Page. If Company is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to such Holder at the mailing address designated by the converting Holder on its Investor Signature Page, via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which such Holder shall be entitled, registered in the name of such Holder or its designee.

2.11            Company Conversion of Notes.

(a)            Company Conversion. The outstanding principal amount of all Notes shall be convertible at any time, at the option of the Company, following the satisfaction of the Company Conversion Conditions (including in particular condition (iii) with respect to each Note as applicable) (“Company Conversion”). Upon a Company Conversion, the Notes shall be convertible into to a number of Conversion Shares equal to (x) the outstanding principal amount of the Notes plus accrued and unpaid interest divided by (y) the Conversion Price; provided, however, that with respect to Notes held by the Initial Investor, the Conversion Price for Company Conversion of the Initial Note and the Additional Notes shall be the lower of the Conversion Price applicable in case of Holder Conversion of the Initial Note and the Conversion Price applicable in case of Holder Conversion of the Additional Notes. The Company shall provide written notice to the holders of the Notes of the Company Conversion in the form attached to the Form of Note as Exhibit B (the “Company Conversion Notice”) at least 20 calendar days in advance of a Company Conversion; provided, however that so long as the Company Conversion Conditions are satisfied on the date of the Company’s Conversion Notice, no change in the facts and circumstances following such notice shall affect the consummation of the Company Conversion, provided further that the Holders may elect to convert the Notes pursuant to Section 2.10 after receipt of a Company Conversion Notice and prior to the date of a Company Conversion.

2.12            Delivery of Conversion Shares. As promptly as practicable after date of delivery of an Company Conversion Notice, Company shall, provided it is DWAC Eligible at such time and Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by the converting holder on its Investor Signature Page via DWAC, it shall deliver to such holder at the mailing address designated by the converting holder on its Investor Signature Page, via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which such holder shall be entitled, registered in the name of such holder or its designee.

2.13            No Fractional Shares; Surrender of Notes. Upon the conversion of a Note into Conversion Shares, in lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Conversion Price. The Company shall not be required to issue or deliver the Conversion Shares until the holder has surrendered the applicable Note to the Company at its principal executive office at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116.

2.14            Effect of Conversion. All Notes which shall have been converted, at the option of the holder or automatically, as applicable, as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor.

2.15            Optional Redemption.

(a)            Redemption Price. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically. Upon at least twenty (20) days’ notice, the Company may, at its option, redeem for cash (“Optional Redemption”) (i) all but not less than all of the then-outstanding Initial Notes and Additional Notes and (ii) all or any portion of the then-outstanding Other Investor Notes, at a redemption price equal to (i) 120% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (as defined below), if the Redemption Date is on or prior to June 30, 2023 and (ii) 130% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, if the Redemption Date is after June 30, 2023 (the “Redemption Price”). The Company shall provide written notice to each Holder of its election to redeem the Notes in the form attached to the Form of Note as Exhibit C (the “Redemption Notice”).

(b)            Payment of Notes Called for Redemption. If any Redemption Notice has been given, the applicable Notes shall become due and payable on the date fixed by the Company for the redemption (the “Redemption Date”) at the place or places stated in the Redemption Notice and at the applicable Redemption Price unless earlier converted by the holder at its option pursuant to Section 2.10 or by the Company at its option pursuant to Section 2.11. Interest shall stop accruing on Notes called for redemption as of the applicable redemption date and on presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price.

(c)            Restrictions on Redemption. The Company may not redeem any Notes on any date if the principal amount of the Notes has been accelerated in accordance with the terms of this Agreement, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

2.16         Note Register. The Company shall keep, or cause to be kept, a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time.

2.17         Use of Proceeds. The Company shall use the net proceeds from the sale of the Initial Notes in accordance with a 10-week cash flow budget in substantially the form attached hereto as Exhibit E, including payments with respect to the Company and/or its Subsidiaries (including the Excluded Subsidiary) of (i) employee salaries, (ii) taxes, (iii) D&O tail insurance premia, (iv) reasonable expenses incurred in connection with the sale of Other Investor Notes and related financings and other transactions and (v) operating expenses. The Company shall use the net proceeds from the sale of Additional Notes and Other Investor Notes for general corporate purposes, including, without limitation, the pursuit of FDA approval, sales and marketing of Plenity and related matters.

2.18         Most Favored Investor. If any Note Party incurs any indebtedness or issues debt instruments, including convertible debt securities or equity-linked debt securities, with terms more favorable to the investors than those set forth in the Notes, including Warrant Coverage, (including, without limitation, a valuation cap and/or discount) prior to conversion, redemption or repayment of the initial Notes and the Additional Notes, the Company shall promptly provide the Initial Investor with written notice thereof, together with a copy of such subsequent security and a description of the terms of such indebtedness or securities (the “MFI Notice”). In the event the Initial Investor determines that the terms of such subsequent security or indebtedness are preferable to the terms of Initial Notes or the Additional Notes or the Warrants (including Warrant Coverage), the Initial Investor shall notify the Company in writing within fifteen (15) days of the receipt of the MFI Notice to the extent the Initial Investor elects to receive the benefit of any such provisions. Promptly after receipt of such written notice from the Initial Investor, the Company agrees to amend the Notes, the Additional Notes and/or the Warrants and/or issue additional Warrants (as contemplated by the definition of “Warrant Coverage”), as applicable, to include the terms set forth in the MFI Notice. For the avoidance of doubt, this Section 2.18 shall not apply with respect to the issuance of warrants on a standalone basis or other than in connection with debt financings by the Company while any Notes are outstanding, and in particular will not include a repricing of the exercise price of the Warrants based on the exercise price of newly issued warrants in such a financing.

3.             Warrants.

3.1           Delivery of Warrants. Upon an Investor’s purchase of Notes, and in return for the Company’s receipt of the Consideration for such Notes, at the Closing for such purchase, the Company shall deliver to such Investor a Warrant to purchase Common Stock in the applicable Warrant Coverage Amount for each Note. The exercise price for the Warrants shall be: (i) with respect to Warrants issued in connection with the sale and purchase of the Initial Note, the average of the Last Reported Sale Price for the five Scheduled Trading Days immediately preceding the Initial Closing Date; (ii) with respect to Warrants issued in connection with the sale and purchase of Additional Notes, the average of the Last Reported Sale Price for the five Scheduled Trading Days immediately preceding the applicable Second Closing Date; and (iii) with respect to Warrants issued in connection with a sale and purchase of the Other Investor Notes, such exercise price as the Company and the applicable Investor shall mutually determine, but in no event shall such exercise price be less than the average of the Last Reported Sale Price for the five Scheduled Trading Days immediately preceding the applicable Subsequent Closing Date for such the sale and purchase of Other Investor Notes.

3.2           Adjustments to Initial Investor Warrant Coverage. For the avoidance of doubt, if the Warrant Coverage Amount with respect to Other Investor Notes exceeds the Warrant Coverage Amount with respect to the Initial Note, the Initial Investor shall receive additional Warrants so that the Initial Investor has the same Warrant Coverage Amount with respect to the Initial Note.

3.3           No Exercise Prior to Stockholder Approval. No Warrant may be exercised prior to the Company’s receipt of Stockholder Approval.

4.             Closing Mechanics.

4.1           Initial Closing. The Closing of the purchase of the Initial Note (the “First Closing”) in return for the Consideration therefor paid by the Initial Investor shall take place at 9:30 a.m. Eastern Time on the Initial Closing Date at the offices of Goodwin Procter, 100 Northern Avenue, Boston MA 02210, or at such other time and place as the Company and Initial Investor agree upon orally or in writing. At the First Closing, the Investor shall deliver the Consideration to the Company and the Company shall deliver to the Initial Investor the Initial Note.

4.2           Second Closing. The Closing or Closings of the purchase of any Additional Notes (each a “Second Closing”) in return for the Consideration therefor paid by the Initial Investor shall take on such date or dates (each a “Second Closing Date”) and at such location as shall be mutually agreed upon orally or in writing by the Company and the Initial Investor. At each Second Closing, the Investor shall deliver such Consideration for the Additional Notes to the Company has elected to sell to the Initial Investor at such Closing and the Company shall deliver to the Initial Investor the Additional Notes in return for such Consideration.

4.3           Subsequent Closings. At one or more subsequent closing (a “Subsequent Closing”), the Company may, at its option and without the approval of Holders, sell up to an aggregate principal amount of $40,000,0000 of Other Investor Notes to one or more Other Investors; provided that the warrant coverage with respect to the Other Investor Notes shall not exceed the Warrant Coverage Amount with respect to the Additional Notes. Other Investor Notes may be purchased at any time between the Initial Closing Date and March 31, 2024. Any purchasers of Other Investor Notes shall become a party to, and shall be entitled to receive Notes (and Warrants) in accordance with this Agreement. Each Subsequent Closing shall take place on the date (the “Subsequent Closing Date”) at such locations as shall be mutually agreed upon orally or in writing by the Company and the Other Investor (or Other Investors) purchasing a majority in interest of the aggregate principal amount of the Other Investor Notes sold at such Subsequent Closing. Except for the foregoing, the Other Investor Notes will be pari passu in all respects with all other Notes and have all the same terms as all other Notes, including with respect to the Collateral.

5.             Representations and Warranties of the Note Parties. In connection with the transactions provided for herein, the Note Parties hereby represent and warrant to the Investors that:

5.1           Organization, Good Standing and Qualification. Each of the Company and the Co-Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (i) to carry on its respective business as now conducted, (ii) to execute, deliver and perform its obligations under this Agreement, the Notes, the Warrants, the Security Agreement and (iii) to issue, sell and deliver the Notes and to issue and deliver the Conversion Shares. Each of the Company’s and the Co-Issuer’s Subsidiaries (including the Excluded Subsidiary) is duly organized, validly existing, and in good standing in their respective jurisdictions of formation and has all requisite power and authority to carry on its business as now conducted. Each of the Company, the Co-Issuer and their respective Subsidiaries (including the Excluded Subsidiary) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

5.2           Authorization. Except for the Stockholder Approval and authorization and issuance of the shares of Common Stock issuable in connection with future Qualified Financings, all corporate action has been taken on the part of the Note Parties and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of each of the Note Documents and the sale, issuance and delivery of the Warrants Shares and the Conversion Shares. The Note Parties have taken all corporate action required to make all of the obligations of the Company reflected in the provisions of the Note Documents, the valid and enforceable obligations they purport to be, except as the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies (collectively, the “Bankruptcy Exceptions”).

5.3           Collateral Documents. Each of the Collateral Documents when duly executed and delivered in accordance with its terms by the Note Parties will be effective to grant a valid and enforceable first priority security interest, in favor of the holders of Notes in each grantor’s right, title and interest in the Collateral described therein, except as the enforcement thereof may be limited by the Bankruptcy Exceptions, and in the case of Article 9 collateral, when financing statements are filed in the appropriate officers for filing, shall constitute fully perfected first priority liens on the Collateral described therein, subject to no liens other than the liens permitted hereunder.

5.4           Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Notes and the Warrants, will constitute or result in a material default or violation of any law or regulation applicable to the Note Parties or any material term or provision of their respective current Certificates of Incorporation or bylaws or limited liability company agreement, or any material agreement or instrument by which they are bound or to which their respective properties or assets are subject.

5.5           Capitalization. Immediately prior to the Initial Closing, the capital stock of the Company will consist of 900,000,000 shares of Common Stock, of which 73,330,066 shares are issued and outstanding, 250,000,000 shares of undesignated Preferred Stock, none of which are issued and outstanding. The Co-Issuer is a wholly-owned Subsidiary of the Company. Each of Gelesis 2012 and Gelesis LLC is a direct subsidiary of the Co-Issuer.

(a)            All issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with the law.

(b)            Subject to the Stockholder Approval, the Conversion Shares and the Warrant Shares have been duly authorized and, when issued in compliance with the provisions of this Agreement, and the terms of Notes or Warrants, as applicable, will be validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the holders of Notes in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

(c)            Except as set forth on the Schedule 5.5(c) there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

5.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the holders of Notes in Section 6 below, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority is required on the part of the Note Parties in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

5.7           Margin Stock. The Company, the Co-Issuer and their respective Subsidiaries are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System (“Margin Stock”). No portion of the obligations is secured directly or indirectly by Margin Stock. No Note Party will use the proceeds of the Notes to purchase or carry Margin Stock.

5.8           Information. To the knowledge of each Note Party, all written information furnished by the Note Parties to any Holder pursuant hereto or in connection herewith (excluding any “forward-looking” information) is, and all written information hereafter furnished by, or on behalf of, the Note Parties to any Holder pursuant hereto or in connection herewith (excluding any “forward-looking” information) will be, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or when furnished will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made.

5.9           Investment Company Act. Neither the Company, the Co-Issuer nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

6.             Representations and Warranties of the Holders of Notes. In connection with the transactions provided for herein, each purchaser of Notes hereby represents and warrants to the Company and the Co-Issuer that:

6.1           Authorization. This Agreement constitutes such purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exceptions. Each purchaser represents that it has full power and authority to enter into this Agreement.

6.2           Purchase Entirely for Own Account. Each purchaser acknowledges that this Agreement is made by the Company, the Co-Issuer and each other purchaser in reliance upon such purchaser’s representation to the Company that the Notes, the Warrants, the Conversion Shares, and Warrant Shares (collectively, the “Securities”) will be acquired for investment for purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each purchaser further represents that such purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

6.3           Disclosure of Information. Each purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

6.4           Investment Experience. Each purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each purchaser also represents it has not been organized solely for the purpose of acquiring the Securities.

6.5           Accredited Investor. Each purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Commission, as presently in effect.

6.6           Restricted Securities. Each purchaser understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

6.7           Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6, Section 11.1 and:

(a)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)            such disposition is pursuant to a valid exemption from the registration requirements of the Securities Act and the purchaser has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition.

6.8           Legends. It is understood that the Securities may bear the following legends:

(a)            “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.”; and

(b)            Any legend required by applicable state “blue sky” securities laws, rules and regulations.

6.9           Further Representations by Foreign Investors. If the purchaser is not a United States person, such purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such purchaser’s subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of its jurisdiction.

6.10            “Bad Actor” Status. Each purchaser hereby represents that neither it nor any of its Rule 506(d) Related Parties is a “bad actor” within the meaning of Rule 506(d). For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d).

7.             Conditions to Purchaser’s Obligations at Closing.

7.1           Conditions to each Purchaser’s Obligations at Closing. The obligations of each purchaser to purchase Notes at any Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

7.2           Representations and Warranties. The representations and warranties of the Note Parties contained in Section 5 shall be true and correct in all respects as of such Closing.

7.3           Performance. The Note Parties shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Note Parties on or before such Closing.

7.4           Qualifications. Except for the Stockholder Approval, all authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be obtained and effective as of such Closing.

7.5           Security Agreement. The Note Parties and the Initial Investor shall have executed and delivered the Security Agreement. The Initial Investor shall have received any and all certificates, notes and instruments and transfer powers evidencing Collateral pledged pursuant to the Security Agreement and the Initial Investor shall have received appropriately filed copies of UCC financing statements naming the Note Parties as debtors and the Initial Investor as a secured party.

7.6           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing, and all documents incident thereto shall be reasonably satisfactory in form and substance to each purchaser, and each purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

8.            Conditions to the Note Parties’ Obligations at Each Closing.

8.1           Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell the Notes to the Investors at any Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

8.2           Representations and Warranties. The representations and warranties of each purchaser contained in Section 6 shall be true and correct in all respects as of such Closing.

8.3           Performance. Each purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

8.4           Qualifications. Except for the Stockholder Approval, all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of such Closing.

8.5           Security Agreement. The Note Parties and the Initial Investor shall have executed and delivered the Security Agreement.

8.6           Payment of Purchase Price. Each purchaser shall have delivered to the Company such purchaser’s respective Consideration in respect of its Notes, as set forth in opposite its name under “Total Consideration” in the Schedule of Investors. All payments to the Company under this Agreement shall be made in lawful money of the United States of America, via wire transfer of immediately available funds to the Company account set forth in the Company’s wire instructions provided to you.

9.             Defaults and Remedies.

9.1           Events of Default. The following events shall be considered Events of Default with respect to each Note:

(a)            Any Note Party shall default in the payment of any part of the principal or unpaid accrued interest on the Note after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)            The Company or the Co-Issuer or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company or the Co-Issuer or any of their respective Subsidiaries in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or the Co-Issuer or any of their respective Subsidiaries, or of all or any substantial part of the properties of the Company or the Co-Issuer or any of their respective Subsidiaries, or the Company, the Co-Issuer or any of their respective Subsidiaries or their respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company or the Co-Issuer or any of their respective Subsidiaries;

(c)            Within thirty (30) days after the commencement of any proceeding against the Company or the Co-Issuer or any of their respective Subsidiaries seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company or the Co-Issuer or any of their respective Subsidiaries of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company or the Co-Issuer or any of their respective Subsidiaries, such appointment shall not have been vacated;

(d)            Within thirty (30) days after the Company or the Co-Issuer or any of their respective Subsidiaries becomes involved in litigation that threatens to materially and adversely affect the Company’s or the Co-Issuer’s or any of their respective Subsidiaries’ business, operations, assets, results of operations or prospects, if the Company’s or the Co-Issuer’s or any of their respective Subsidiaries’ involvement has not terminated by such date in a manner that does not and could not reasonably be expected to materially and adversely affect the Company’s or the Co-Issuer’s or any of their respective Subsidiaries’ business, operations, assets, results of operations or prospects;

(e)            Any default or defined event of default that has not otherwise been cured or forgiven shall occur under any agreement to which the Company, the Co-Issuer or any of their respective Subsidiaries is a party that evidences Indebtedness of $7.5 million or more;

(f)            The Note Parties shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement, the Notes or the Warrants within 30 days after written notice from a majority of the holder of all Notes then outstanding to perform or observe the obligation;

(g)            Any representation or warranty made or deemed to be made by any Note Party in any Note Document is or shall be incorrect in any material respect on or as of the date when made or deemed to have been made (except for the representation and warranty set forth in Section 5.3, which shall be true, correct and complete in all respects); or

(h)            At any time after the execution and delivery thereof, (i) any Note Document or any material provision thereof, for any reason other than the satisfaction in full of all Secured Obligations (as defined in the Security Agreement), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared by a court of competent jurisdiction to be null and void, (ii) Initial Holder shall not have or shall cease to have a valid and perfected (subject to the qualifications with respect to perfection contained in the Note Documents) security interest in any material portion of the Collateral purported to be covered, and with the level of priority purported to be provided, by the Collateral Documents, to the extent required by the Collateral Documents (except to the extent that any such loss of perfection or priority results solely from the failure of Initial Holder to take action within their control), or (iii) any Note Party shall contest the validity or enforceability of any Note Document or any provision thereof in writing or deny in writing that it has any further liability.

9.2           Remedies. Upon the occurrence of an Event of Default under Sections 9.1(a), 9.1(d), 9.1(e), 9.1(f) 9.1(g) and 9.1(h), hereof, at the option and upon the declaration of a majority of the holder of all Notes then outstanding, the entire unpaid principal and accrued and unpaid interest on the Notes shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the holders may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under their Notes and exercise any and all other remedies granted to it at law, in equity or otherwise. Upon the occurrence of an Event of Default under Sections 9.1(b) and 9.1(c) hereof, the entire unpaid principal and accrued and unpaid interest on the Notes shall, be automatically due and payable, without presentment, demand, protest, or notice of any kind, and without any action by any Holder, all of which are hereby expressly waived by the Note Parties.

10.           Covenants.

10.1         Negative Covenants. Except (i) for the issuance of Notes, including any Additional Notes and any Other Investor Notes, which may be issued from time to time pursuant to this Agreement up to the maximum aggregate principal amount set forth in Section 2.4, (ii) the performance of any and all obligations of the Company or any of its Subsidiaries (including the Excluded Subsidiary) pursuant to any existing agreement to which any of them is a party (including, without limitation, the obligations to provide working capital, reimburse expenses, and fulfill other funding obligations for the benefit of the Excluded Subsidiary set forth on Schedule 10) and (iii) to the extent the following covenants and provisions of this Section 10 are waived in any instance by a majority of the holder of all Notes then outstanding, each Note Party covenants and agrees that until the Notes are paid in full or converted into equity securities of the Company, it shall not, and it shall not permit its Subsidiaries to, directly or indirectly:

(a)            Create, incur, assume or suffer to exist, or permit any Subsidiary to incur, assume or suffer to exist, any liability with respect to Indebtedness or create or authorize the creation of, or permit any Subsidiary to create or authorize the creation of, any debt security, other than the Notes, including any Additional Notes and any Other Investor Notes, which may be issued from time to time pursuant to this Agreement up to the maximum aggregate principal amount set forth in Section 2.4, and equipment leases or trade payables incurred in the ordinary course of business.

(b)            Create, incur, assume or otherwise cause or suffer to exist or become effective, or permit any Subsidiary to create, incur, assume or otherwise cause or suffer to exist of become effective, any Lien (as defined in the Security Agreement) of any kind securing Indebtedness upon any of its or their property or assets, or the property or assets of their Subsidiaries now owned or hereafter acquired (including on the assets of the Excluded Subsidiary).

(c)            Make any transfer of its assets (other than intellectual property or cash) to any of its Subsidiaries other than to any Note Party, except for any such transfer for which the book value of the assets subject to such transfer, when added to the book value of all other assets (other than intellectual property or cash) transferred from the Company to a Subsidiary during the period of 12 consecutive months ending on the date of such transfer (such aggregate amount, the “LTM Transferred Amount”), does not exceed 5% of the Company’s consolidated total assets for the most recently ended fiscal quarter; provided that an amount equal to the net proceeds received by the Company from any such transfer shall be deducted from the calculation of the LTM Transferred Amount if, within 365 days of such transfer, the proceeds of such transfer are used, in any combination to make capital expenditures or acquire assets that are used or useful in the Company’s businesses and provided further that no Event of Default has occurred and shall result therefrom. In addition, the Company will be permitted to transfer securities to any Massachusetts securities corporation, and any such transfer will not be included in the calculation of the LTM Transferred Amount.

(d)            Transfer, or permit any Subsidiary to transfer, ownership of, or exclusively license or grant exclusive rights to use, any of the Company’s or its Subsidiaries’ material intellectual property, other than exclusive licenses of intellectual property rights limited to territories outside the United States in connection with commercial agreements for the sale or distribution of the Company’s or any of its Subsidiaries’ products outside the United States.

(e)            Except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber, subject to any Lien or otherwise dispose of any of its tangible or intangible assets or properties or businesses, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice (including dispositions of inventory or of obsolete equipment in the ordinary course of business consistent with past practice);

(f)            (i) cease doing business, or liquidate or dissolve; (ii) permit or suffer a change in control (except as otherwise permitted under this agreement); (iii) sell all or substantially all of the Company or its Subsidiary’s assets; (iv) merge or consolidate with any other Person, provided that (A) a Subsidiary may merge or consolidate into another Subsidiary or into the Company, and (ii) a Subsidiary may liquidate or dissolve so long as the assets of such Subsidiary are transferred to the Company or the Co-Issuer.

10.2         Additional Covenants. Except to the extent the following covenants and provisions of this Section 10.2 are waived in any instance by a majority of the holder of all Notes then outstanding, the Company covenants and agrees that:

(a)            Operating Plan. The Company shall collaborate with the Initial Investor regarding development and implementation of an operating plan that is satisfactory to the Initial Investor in its sole discretion (the “Operating Plan”) for the Company with respect to obtaining FDA Approval and the commercial launch of Plenity after receipt of such approval.

(b)            Stockholder Approval.

(i)            At the Company’s first annual general meeting of stockholders of the Company (the “Company Stockholders”) following the date of this Note (the “First Annual General Meeting”) which shall be held as soon as practical after the date of this Note, but not later than July 31 2023, the Company will use its reasonable best effort to obtain approval from the Company’s stockholders for (i) the conversion features of the Notes, the issuance of the Conversion Shares, the issuance of the Warrants and the Warrant Shares, and (ii) the conversion features of the Short Term Promissory Note issued to the Holder on July 25, 2022 and the issuance of the related warrants, as required by, and in conformity, with applicable New York Stock Exchange Continuing Listing Rules (“Stockholder Approval”); provided that the parties acknowledge that such First Annual General Meeting may be postponed or adjourned in accordance with the Company’s bylaws or as otherwise required by Applicable Law if (x) there is an insufficient number of shares of Common Stock present or represented by a proxy at the First Annual General Meeting to conduct business at the Company Stockholder Meeting, (y) the Company is required to postpone or adjourn the First Annual General Meeting by Applicable Law or a request from the Commission or its staff, or (z) the Company determines in good faith that it is necessary or appropriate to postpone or adjourn First Annual General Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to them. If, despite the Company’s reasonable best efforts the Requisite Stockholder Approval is not obtained at or prior to the First Annual General Meeting, the Company shall seek to obtain such Stockholder Approval at a meeting of the stockholders of the Company semi-annually until such Stockholder Approval is obtained or the Notes are no longer outstanding. The Company shall notify Holder in writing when Stockholder Approval has been obtained.

(ii)            The Company shall use its reasonable best efforts to obtain the Stockholder Approval. Without limiting the foregoing, the Board shall (x) recommend that the Company’s stockholders vote in favor of the Stockholder Approval (the “Company Board Recommendation”) (and not withdraw or modify in any adverse respect such Company Board Recommendation unless the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Common Stock under Applicable Law, (y) solicit proxies in favor of the Stockholder Approval in accordance with this Section 10.2(b)(ii), and (z) obtain commitments from each of the directors and executive officers of the Company to vote in favor of the Stockholder Approval. In connection with the First Annual General Meeting, the Company shall promptly prepare (and the holders of Notes shall reasonably cooperate with the Company to prepare) and file with the Commission a preliminary proxy statement, shall use its commercially reasonable efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such meeting to be mailed to the Company Stockholders as promptly as practicable after clearance thereof by the Commission. The Commission shall notify the holders of Notes promptly of the receipt of any comments from the Commission or its staff with respect to the proxy statement and of any request by the Commission or its staff for amendments or supplements to such proxy statement or for additional information and shall supply the holders of Notes with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the First Annual General Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as reasonably practicable prepare and mail to the Company’s stockholders such an amendment or supplement. Each of the parties shall promptly correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as reasonably practicable prepare and furnish to the Company’s stockholders an amendment or supplement to correct such information to the extent required by Applicable Laws. The Company shall consult with the holders of Notes prior to filing any proxy statement, or any amendment or supplement thereto, or responding to any comments from the Commission or its staff with respect thereto, and provide the holders of Notes with a reasonable opportunity to comment thereon, and consider in good faith any comments proposed by the holders of Notes.

(iii)            Each holder of Notes shall furnish the Company all information reasonably requested by the Company concerning itself, its affiliates, directors, officers, stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the First Annual General Meeting.

(c)            The Company shall pay all costs and expenses of the issuance of the Initial Notes and the Additional Notes and the related Warrants, including the reasonable fees and expenses of counsel for the Initial Investor.

10.3          Tax Matters

(a)            Tax Reporting. For U.S. federal and state income tax purposes, the Company and the Investors hereby agree (i) that each Note and each Warrant issued in connection with such Note, shall be treated as an investment unit within the meaning of Section 1273(c)(2) of the Code, and the purchase price of the investment unit shall equal the total purchase price paid by the Investor for the Note (with the purchase price allocated to the Warrants to be determined as promptly as possible after the closing) comprising such investment unit and (ii) to treat (x) each Note as a debt instrument that is not a contingent payment debt instrument subject to the rules of Treasury Regulation Section 1.1275-4 and (y) the conversion of each Note pursuant to the terms of this Agreement as a non-taxable transaction. The parties agree not to take any tax position (including any tax Return, tax filing, tax audit or tax proceeding) that is inconsistent with this Section 10.3(a) unless otherwise required by a final determination within the meaning of Section 1313 of the Internal Revenue Code.

(b)           Tax Forms. On or prior to the Closing Date, and throughout the term of this Agreement whenever required by law or reasonably requested by the Company in order for the Company to have on file an accurate and valid IRS Form W-9, each Investor (including any successor or assign thereof) shall deliver to the Company a complete and valid IRS Form W-9.

11.           Adjustment of Conversion Price.

11.1         Deemed Issue of Options or Convertible Securities.

(a)            If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 11.2, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (ii) shall have the effect of increasing the Conversion Price then in effect.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 11.2 (either because the consideration per share (determined pursuant to Section 11.3) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 11.1(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 11.2, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 11.1 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 11.1). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 11.1 the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

11.2         Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 11.1), for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Company for such issue or deemed issue of the Additional Shares of Common Stock.

11.3         Determination of Consideration. For purposes of this Section 11, the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)            Cash and Property. Such consideration shall:

(i)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)           Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 11.1, relating to Options and Convertible Securities, shall be determined by dividing:

(i)            The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

11.4         Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 11.2 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

11.5         Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

11.6         Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Notes simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Notes had been converted into Common Stock on the date of such event.

11.7         Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 11.6 do not apply to such dividend or distribution, then and in each such event the holders of Notes shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Notes had been converted into Common Stock on the date of such event.

11.8         Adjustment for Merger or Reorganization, etc.. Subject to the provisions of Section 11.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 11.2, 11.4 or 11.5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of each Note outstanding immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 11.1 with respect to the rights and interests thereafter of the holders of Notes, to the end that the provisions set forth in this Section 11 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Notes.

11.9         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 11, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Notes a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each Note is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Notes (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of $1,000 principal amount of Notes.

Notwithstanding anything to the contrary in this Section 11, the Conversion Price shall not be adjusted upon the issuance of (i) any equity securities, Indebtedness, or any option, warrant or other right to purchase equity securities or Indebtedness, of the Excluded Subsidiary, (ii) any dividend or other distribution made by the Excluded Subsidiary, or (iii) upon the investment by the Excluded Subsidiary in any Person.

12.           Registration Rights. The Company covenants and agrees as follows:

12.1         Shelf Registration. Within sixty (60) calendar days following the applicable Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-3 (or if the Company is not then eligible to use Form S-3 for resales, on Form S-1) (or a post-effective amendment to a previously file Registration Statement) covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration declared effective as soon as practicable after the filing thereof. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any holder named therein. The Company shall maintain the Shelf Registration in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use to permit the holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as they are no longer Registrable Securities. The Company’s obligation under this Section 12.1 shall, for the avoidance of doubt, be subject to Section 12.4.

12.2         Additional Registrable Securities. Subject to Section 12.4, in the event that any holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for all holders of Registrable Securities.

12.3         Underwriting Requirements. If a holder of Registrable Securities intends to distribute Registrable Securities with a value in excess of $5,000,000 by means of an underwriting, they shall so advise the Company and the underwriter(s) shall be subject to the reasonable approval of the Company. In such event, the right of any holder to include such holder’s Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 12.3, if the managing underwriter(s) advise(s) the holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be allocated among such holders of Registrable Securities in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

12.4         Obligations of the Company. Whenever required under this Section 12 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)            prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective until the distribution contemplated in the registration statement has been completed or until there are no Registrable Securities;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)            furnish to the selling holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)            use its commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)           promptly make available for inspection by the selling holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)             notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)             after such registration statement becomes effective, notify each selling holder of any request by the Commission that the Company amend or supplement such registration statement or prospectus.

12.5         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 12 with respect to the Registrable Securities of any selling holder that such holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such holder’s Registrable Securities.

12.6         Expenses of Registration. All expenses (other than selling expenses such as underwriting or brokerage commissions and similar) incurred in connection with registrations, filings, or qualifications pursuant to Section 12, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for each selling holder of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company. All selling expenses relating to Registrable Securities registered pursuant to this Section 12 shall be borne and paid by the applicable selling holder(s).

12.7         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a)           (i) Upon receipt of written notice from the Company to holders of Registrable Securities that a Registration Statement or related prospectus contains a Misstatement; or (ii) upon written notice from the Company that the Commission has requested an amendment or supplement to a Registration Statement or related prospectus or additional information, or an event has occurred that requires the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Registration Statement and related prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the relevant holder(s) shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed.

(b)           If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Shelf Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; or (iv) in the good faith judgment of the majority of the Board of Directors of the Company such registration be seriously detrimental to the Company and the majority of the Board of Directors of the Company concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the holders of Registrable Securities (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 12.7, the holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities until such holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents; provided, however, that the right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to this Section 12.7(b) shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case, during any period of twelve (12) consecutive months.

12.8         Reporting Obligations. As long as any holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the holders pursuant to this Section 12.8. The Company further covenants that it shall take such further action as any holder may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Common Stock held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be reasonably requested from time to time by the holder and otherwise use commercially reasonable efforts to fully cooperate with the holder and the holder’s broker to effect such sale of securities pursuant to Rule 144. Upon the request of any holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

12.9         Indemnification. If any Registrable Securities are included in a registration statement under this Section 12:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each selling holder, and the partners, members, officers, directors, and stockholders of each such holder; legal counsel and accountants for each such holder; any underwriter (as defined in the Securities Act) for each such holder; and each Person, if any, who controls such holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) (“Indemnifiable Damages”) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement and related prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company will pay to the each such selling holder and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Indemnifiable Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Indemnifiable Damages to the extent that it arises out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each selling holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, against any Indemnifiable Damages resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement and related prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such Indemnifiable Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling holder expressly for use in connection with such registration; and each such selling holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Indemnifiable Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any holder by way of indemnity or contribution under Section 12.7(b) exceed the proceeds from the offering received by such holder (net of any selling expenses paid by such holder), except in the case of fraud or willful misconduct by such holder.

(c)            Promptly after receipt by an indemnified party under this Section 12.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 12.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 12.9 only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 12.9.

(d)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 12.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 12.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 12.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 12.9, when combined with the amounts paid or payable by such Holder pursuant to Section 12.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)            The obligations of the Company and holders under this Section 12.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 12, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

12.10       “Market Stand-off” Agreement. Each holder of Registrable Securities hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 12.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of a holder or the immediate family of a holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the holders only if all officers and directors of the Company are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 12.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each holder of Registrable Securities further agrees to execute such customary lock-up agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 12.10 or that are necessary to give further effect thereto.

12.11       Restrictions on Transfer.

(a)           The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or Rule 144 of the Securities Act or to be bound by the terms of this Agreement.

(b)            Each certificate, instrument, or book entry representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend substantially in the form set forth in Section 6.8(a). The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions set forth in such legend.

(c)            The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 12. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.

13.           Guaranty.

13.1         Guaranty. To induce the Initial Holder and the Holders to purchase the Notes, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Note Document, of all the Secured Obligations of the Company and Co-Issuer whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

13.2         Limitation of Guaranty. Any term or provision of this Guaranty or any other Note Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Note Document, as it relates to such Guarantor, subject to avoidance under applicable Laws relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Laws) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established herein and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

13.3         Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Notes and other Secured Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Company and Co-Issuer) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

13.4         Authorization; Other Agreements. The Initial Holder is hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a)            (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Note Document;

(b)           apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Note Documents;

(c)            refund at any time any payment received by any Holder in respect of any Guaranteed Obligation;

(d)           (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral (as defined in the Security Agreement) for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral (as defined in the Security Agreement) to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with the Company, the Co-Issuer or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e)           settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

13.5         Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than defense of payment), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by Initial Holder):

(a)           the invalidity or unenforceability of any obligation of the Company, Co-Issuer or any Guarantor under any Note Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b)           the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Company, Co-Issuer or any Guarantor or other action to enforce the same or (ii) any action to enforce any Note Document or any lien thereunder;

(c)            the failure by any Person to take any steps to perfect and maintain any lien on, or to preserve any rights with respect to, any Collateral (as defined in the Security Agreement);

(d)           any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Company, Co-Issuer, any Guarantor or any of the Company’s or Co-Issuer’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e)            any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral (as defined in the Security Agreement) or any election during the occurrence of an Event of Default by Initial Holder to proceed separately against any Collateral (as defined in the Security Agreement) in accordance with Initial Holder’s rights under any applicable law; or

(f)            any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Company, Co-Issuer, any Guarantor or any of the Company’s or Co-Issuer’s other Subsidiaries, in each case other than the payment in full of the Guaranteed Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted).

13.6         Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Company, Co-Issuer or any other Guarantor. Until the occurrence of the Maturity Date, each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Company, Co-Issuer or any other Guarantor by reason of any Note Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other party thereto or set off any of its obligations to such other party against obligations of such party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance. Each Guarantor further waives, to the extent permitted by applicable law, any right such Guarantor may have under any applicable Law to require Initial Holder to seek recourse first against the Company, Co-Issuer or any other Person, or to realize upon any Collateral for any of the Secured Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty..

13.7         Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company, Co-Issuer, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that Initial Holder shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event Initial Holder, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, Initial Holder shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor

14.           Miscellaneous.

14.1         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent (i) of the Initial Investor and (ii) the Investor may not assign its rights or obligations under this Agreement without the prior written consent of the Company (other than to an Affiliate) and any transfer or assignment in violation of this section shall be void ab initio. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.2         Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters (including contract law, tort law and matters of fraud) shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

14.3         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.4         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.5         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14.5):

If to the Company:

Gelesis Holdings, Inc.
501 Boylston Street, Suite 6102
Boston, MA 02116
Attention:     Elliot Maltz, Chief Financial Officer
Email:  emaltz@gelesis.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:     Jim Barrett
Ettore Santucci
Email:  JBarrett@goodwinlaw.com
Email:  ESantucci@goodwinlaw.com

If to Investors:

At the respective addresses shown on the signature pages hereto.

14.6         Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each purchaser of Notes agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such purchaser or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

14.7         Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

14.8         Entire Agreement; Amendments and Waivers. This Agreement, the Notes, the Guaranty, the Security Agreement and the Warrants and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the purchasers of Notes are separate agreements, and the sales of the Notes and Warrants to each of the purchasers thereof are separate sales. Nonetheless, any term of this Agreement, the Notes, the Guaranty or the Security Agreement may be amended and the observance of any term of this Agreement, the Notes, the Guaranty or the Security Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority in principal amount of Notes outstanding from time to time; provided that, that no such amendment, waiver or consent shall, without consent of each holder of Notes directly and adversely affected thereby: (i) reduce the principal amount of or extend the Maturity Date of any Note; (ii) reduce the rate of interest or postpone the stated time for payment of principal or interest of any Note (except as otherwise permitted under this Agreement); (iii) impair the right of any holder to receive payment on, or with respect to, any Note or impair the right to initiate suit for the enforcement of any delivery or payment on, or with respect to, any Note; (iv) change the ranking of any Note in any manner adverse to the rights of the affected holder; (v) grant any Lien senior to the Lien securing the Notes except as expressly provided for in the Security Agreement; (vi) release the guaranty; (vii) subordinate or release the Lien securing the Notes except as expressly provided for in the Security Agreement; (viii) change the conversion price or any other terms of conversion of the Notes or the redemption price or any other terms of redemption of the Notes; or (ix) waive compliance with or modify this Section 14.8 in a manner adverse to any Investor.

Any waiver or amendment effected in accordance with this Section 14.8 shall be binding upon each party to this Agreement and any holder of any Note or Warrant purchased under this Agreement at the time outstanding and each future holder of all such Notes or Warrants.

14.9         Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.10       Additional Agreements. Each holder of Notes understands and agrees that the conversion of the Notes into Conversion Shares and exercise of the Warrants for Warrant Shares may require such holder’s execution of certain agreements (in form reasonably agreeable to the holder) relating to the purchase and sale or registration of such securities.

14.11       Exculpation Among Purchasers of Notes. Each purchaser of Notes acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each purchaser agrees that no other purchaser nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

14.12       Further Assurance. From time to time, the Company shall execute and deliver to the Investors such additional documents and shall provide such additional information to the holders of Notes as any holder may reasonably require to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.

14.13       Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GELESIS HOLDINGS, INC.

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS, INC.

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS 2012, INC.

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

GELESIS, LLC

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: Chief Executive Officer

[Signature Page to Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURETECH HEALTH LLC

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira
Title: President

[Signature Page to Note and Warrant Purchase Agreement]

Address for Notices:

PureTech Health LLC

6 Tide Street, Suite 400

Boston, MA 02210

Attention: Legal Department

Schedule of Investors

Investor	Total Consideration	Principal Balance of Convertible Senior Secured Notes Purchased
PureTech Health LLC	$5,000,000	$5,000,000

Other Investors	Total Consideration	Principal Balance of Convertible Senior Secured Notes Purchased

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